--------                                          ------------------------------
 FORM 3                                                   OMB APPROVAL
--------                                          ------------------------------
                                                  OMB Number:  3235-0104
                                                  Expires:  December 31, 2001
                                                  Estimated average burden
                                                  Hours per response. ... 0.5
                                                  ------------------------------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940



------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
Pancottine     Jeffrey                        Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              F5  NETWORKS, INC. (FFIV)           (Month/Day/Year)
     (Last)     (First)     (Middle)            10/23/00                 ----------------------------------
C/o F5 Networks, Inc.
501 Elliott Avenue West                    ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
Seattle, Washington 98119                     Person (Voluntary)               Director          10% Owner      Applicable Line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         Sr. Vice President                 -----  More than One
                                                                         Marketing and Business Development         Reporting Person
                                                                         ----------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).            (Print or Type Responses)       (Over)


Potential persons who are to respond to the condition of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 1
                                                                                                                     SEC 1473 (3-99)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)(1)         10/23/01  10/22/10      Common Stock     150,000      $33.00           D
------------------------------------------------------------------------------------------------------------------------------------
Option (right to buy)(2)         10/23/01  10/22/10      Common Stock      50,000      $30.00           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(1) Options vest 25% one year after the grant date, and in equal monthly increments over the following three-year period.
(2) Options vest 25% one year after the grant date, and in equal monthly increments over the following three-year period.





**    Intentional misstatements or omissions of facts constitute                  /s/ Jeffrey Pancottine
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).      -------------------------------   ----------------
                                                                                  Jeffrey Pancottine                November 1, 2000
Note: File three copies of this Form, one of which must be manually signed.       **Signature of Reporting Person         Date
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

3796 rl/KL
2XG011.DOC
110100/1534

--------------------------
                                                                                                                              Page 2
                                                                                                                     SEC 1473 (3-99)

